Exhibit 5


                                  May 20, 2002




Criticare  Systems,  Inc.
29025  Crossroads  Circle
Waukesha,  Wisconsin  53186

Gentlemen:

     We are providing this opinion in connection with the Registration Statement of Criticare Systems, Inc., a Delaware corporation (the "Company"), on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 2,050,000 shares of Company common stock, $.04 par value per share (the "Shares"), pursuant to the provisions of the Criticare Systems, Inc. 1992 Employee Stock Option Plan (the "Plan").

     We have examined (1) the Registration Statement, (2) the Company's Restated Certificate of Incorporation and By-Laws, as amended to date, (3) the Plan, (4) the corporate proceedings relating to the adoption of the Plan, the issuance of the Shares and the organization of the Company, and (5) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

     Based upon the foregoing, it is our opinion that the Shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by
Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.


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     We  consent to the filing of this opinion as an Exhibit to the Registration
Statement. In giving this consent, we do not admit that we are "experts" within the meaning of section 11 of the Act, or that we come within the category of persons whose consent is required by section 7 of the Act.

                                           Yours  very  truly,

                                           REINHART  BOERNER  VAN  DEUREN  s.c.

                                           BY     /s/  Benjamin  G.  Lombard